EXHIBIT 10.2
AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT
OF
FOREST CITY ENTERPRISES, INC.
Dated as of June 6, 2007

AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT
          THIS AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT (this “Guaranty”) is made and issued by FOREST CITY ENTERPRISES, INC., an Ohio corporation (the “Guarantor”), as of this 6th day of June, 2007, in order to induce the Banks (as hereinafter defined), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Banks (the “Administrative Agent”), NATIONAL CITY BANK, as syndication agent for the Banks (the “Syndication Agent” and together with the Administrative Agent, the “Agents”), and BANK OF AMERICA, N.A., and LASALLE BANK NATIONAL ASSOCIATION, as co-documentation agents, (the “Co-Documentation Agents”), to enter into, and lend money pursuant to, a certain Amended and Restated Credit Agreement of even date herewith (said Amended and Restated Credit Agreement as it may be from time to time amended, restated, or modified being herein called the “Agreement”), by and among the Banks, the Agents, the Co-Documentation Agents and FOREST CITY RENTAL PROPERTIES CORPORATION, a subsidiary of the Guarantor (the “Borrower”).
WITNESSETH:
          WHEREAS, the Guarantor previously executed a Guaranty of Payment of Debt, dated as of March 22, 2004, in favor of the Banks (as hereinafter defined)(as amended to the date hereof, the “Original Guaranty”); and
          WHEREAS, Borrower, the Banks, the Agents and the Co-Documentation Agents desire to amend and restate the Original Guaranty in its entirety as hereinafter set forth; and
          WHEREAS, in accordance with Section 13.02 of the Agreement, the Agents, the Co-Documentation Agents and the Banks have consented to the modifications to the Original Guaranty that are contained herein.
          NOW, THEREFORE, the Original Guaranty is hereby amended and restated as follows:
          1. DEFINITIONS. As used in this Guaranty, the following terms shall have the following meanings:
          “Banks” shall mean each of the financing institutions that are party to the Agreement as of the date of this Guaranty, any other bank(s) that may become parties to the Agreement after the date hereof, and all successors and assigns of any such bank; and “Bank” shall mean any one of the foregoing.
          “Capital Stock” of any Person as used herein shall mean any and all shares, interests, participations, or other equivalents (however designated) of corporate stock or other equity participations or interests including, without limitation, partnership interests, whether general or limited, and membership interests, whether of managing or non-managing members, of such Person.
          “Cash Flow Coverage Ratio” shall mean, for any Test Period, the ratio of (i) Consolidated Net Operating Cash Flow to (ii) Consolidated Corporate Debt Service.
          “Collateral” shall mean, collectively, all property, if any, securing the Debt or any part thereof at the time in question.
          “Company” shall mean the Guarantor and/or a Subsidiary of the Guarantor.
          “Completion Guaranty” shall mean any performance guarantee by the Guarantor that construction of a real estate project will be completed in accordance with applicable plans and specifications and that all costs associated with such completion will be paid, provided, that such costs may include an interest reserve only through completion of the project and not through stabilization of such project.
          “Consolidated Corporate Debt Service” shall mean, for any period, the sum of (i) all scheduled payments of principal of (excluding balloon payments) and interest on any Indebtedness owing by the Borrower or any of its Subsidiaries (excluding any non-recourse mortgage Indebtedness owing by the Borrower or any Subsidiary of the Borrower, (ii) all scheduled payments of principal of (excluding balloon payments) and interest on any Indebtedness owing by the Guarantor and (iii) Dividends paid by the Guarantor.
          “Consolidated GAAP Shareholders’ Equity” shall mean the consolidated shareholders equity of the Guarantor, as calculated in accordance with GAAP.
          “Consolidated Net Operating Cash Flow” shall mean, for any Test Period, Net Operating Income (a) less (i) all scheduled payments of principal of non-recourse mortgage Indebtedness owing by the Guarantor and/or its Subsidiaries (excluding any balloon payments), (ii) all interest payments on such non-recourse Indebtedness, (iii) Twelve Million Dollars ($12,000,000) of normal recurring capital expenditures and (b) plus (i) net income (loss) before taxes and corporate interest expense of the Land Group, (ii) net income (loss) before taxes of the Lumber Trading Group, (iii) net income (loss) before taxes and corporate interest expense (including, but not limited to, interest incurred on Debt, subordinated debt or any other third party debt) of the Corporate Activity Group, (iv) actual cash taxes paid on the Net Operating Income and the income set forth in subsections (b)(i), (b)(ii) and (b)(iii) above, (v) non-cash interest expense accrued but not currently payable up to a maximum of Five Million Dollars ($5,000,000) with respect to Indebtedness owing by the Guarantor and its Subsidiaries other than Indebtedness owing by the Guarantor and/or its Subsidiaries to the government of the United States or any state or municipality thereof or any agencies of any of the foregoing and (vi) non-cash interest expense accrued but not currently payable with respect to Indebtedness by the Guarantor and/or its Subsidiaries owing to the government of the United States or any state or municipality thereof or any agencies of any of the foregoing.
          “Contingent Obligation” shall mean, with respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such

Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether directly or otherwise; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
          “Controlled Group” shall mean a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as may be amended from time to time, of which Guarantor or any Subsidiary of the Guarantor is a part.
          “Debt” shall mean, collectively, (a) all Indebtedness now owing or hereafter incurred by the Borrower to the Agents and/or the Banks arising under or in connection with the Agreement, whether pursuant to commitment or otherwise, and including, without limitation, the principal amount of all Loans made pursuant to the Agreement, all interest thereon determined as provided in the Agreement, all fees provided to be paid by the Borrower to the Banks and/or the Agents pursuant to the Agreement or any Related Writing and all liabilities in respect of letters of credit issued by the Administrative Agent and/or any of the Banks for the account of the Borrower (but not including Indebtedness held by any Bank arising and outstanding under any transaction or document referred to in Sections 8.04 (other than that referred to in subclause (a) thereof), and/or 8.07 of the Agreement), (b) each renewal, extension, consolidation or refinancing of any such Indebtedness in whole or in part, and (c) all interest from time to time accruing on any of the foregoing Indebtedness.
          “Distributions” shall have the meaning set forth in Section 9.13(e) hereof.
          “Dividends” shall include all dividends (in cash or otherwise) declared and/or paid, capital returned, and other distributions of any kind made on or in respect of any share of Capital Stock outstanding at any time.
          “EBDT” shall mean net earnings from operations before depreciation, amortization and deferred taxes on income and excludes provision for decline in real estate, gain (loss) on disposition of properties and extraordinary gains.
          “Environmental Laws” means all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing, now or hereafter in effect, and in each case, as amended, concerning or relating to health, safety and protection of, or regulation of the discharge of substances into, the environment.
          “ERISA Net Worth” shall mean (a) as to any Subsidiary of the Guarantor, the excess of the net book value of such Subsidiary’s assets (other than patents, treasury stock, goodwill and similar intangibles but including unamortized mortgage and lease costs) over all of its liabilities (other than liabilities to any other Company), such excess being determined in accordance with GAAP applied on a basis consistent with the Guarantor’s present accounting procedures, and (b) as to the Guarantor, the excess of the net book value (after deducting all applicable reserves and deducting any value attributable to the re-appraisal or write-up of any asset) of the Guarantor’s assets (other than patents, good will, treasury stock and similar intangibles but including unamortized mortgage and lease costs) over all of its liabilities as determined on an accrued and consolidated and consolidating basis and in accordance with GAAP not inconsistent with the Guarantor’s present accounting principles consistently applied.
          “Event of Default” shall have the meaning set forth in Section 10 hereof.
          “Fiscal Quarterly Date” shall mean each of January 31, April 30, July 31 and October 31.
          “GAAP” shall mean generally accepted accounting principles in the United States of America, in effect from time to time.
          “Hedge Agreement” shall mean any non-fully paid derivative, such as interest rate swaps or collar agreements or other similar agreements or arrangements designed to hedge the position of a Person with respect to interest rates, excluding (a) any such agreements as to which all obligations of such Person are paid or payable within twelve (12) months of the date such agreement is entered into by such Person and (b) Total Rate of Return Swaps.
          “Indebtedness” shall mean, with respect to any Person at the time of any determination, without duplication, all obligations of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all written obligations of such Person to maintain working capital, equity capital or other financial statement condition of another Person so as to enable such other Person to pay its Indebtedness or otherwise to protect the holder of such Indebtedness against loss in respect thereof, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capitalized lease obligations of such Person, (h) all obligations of such Person in respect of Hedge Agreements and Total Rate of Return Swaps, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, and, without duplication, all drafts drawn thereunder, and (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, provided, that, Indebtedness shall not include (i) any obligations incurred as a result of fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in commercial loan transactions, or (ii) trade payables, deferred revenue, taxes and accrued expenses, in each case arising in the ordinary course of business and that is due and payable less than twelve (12) months after the date such debt was incurred.
          “Indemnification Lien” shall mean a Lien granted by the Guarantor pursuant to an Indemnity Agreement entered into by the Guarantor with respect to one or more

Performance Surety Bonds; provided, that such Indemnification Lien extends only to the assigned property on which a Surety provides a Performance Surety Bond and not to other property of the Guarantor or any Subsidiary of the Guarantor and provided, further, that such Indemnification Lien shall become effective only in the event that (a) the Guarantor fails to honor its obligations under the related Indemnity Agreement or Performance Surety Bond; (b) the Guarantor abandons or breaches a contract on a bonded project; (c) the Guarantor defaults under any other indebtedness or liability owned to such Surety or (d) the Guarantor makes an assignment for the benefit of creditors.
          “Indemnity Agreement” shall mean any indemnity agreement in form and substance satisfactory to the Agents and the Banks, by and between the Guarantor and a Surety, and as each such Indemnity Agreement may be amended, restated or otherwise modified.
          “Indenture” shall mean the indenture dated as of May 19, 2003, between the Guarantor and The Bank of New York, as indenture trustee and relating to the Senior Notes.
          “Measured Credit Risk” shall mean the product of (i) the notional amount of a Hedge Agreement entered into or guaranteed by the Guarantor, the Borrower, FCCC or any other Subsidiary of the Borrower (other than a SPE Subsidiary), in each case with any Person other than a Bank that has a remaining period to maturity of greater than twelve (12) months, times (ii) the number of years remaining to maturity of such Hedge Agreement, times (iii)1.25%.
          “MTA Guaranty” shall mean that certain guaranty dated as of January 23, 2006, by the Guarantor in favor of the Metropolitan Transit Authority for the State of New York (“MTA”), pursuant to which the Guarantor has agreed to guarantee the obligations of Atlantic Rail Yards, LLC (“ARY”) under a temporary entry license agreement between the MTA and ARY and as such MTA Guaranty may, from time to time, be amended, restated or otherwise modified in accordance with the terms of this Guaranty.
          “Net Earnings” shall mean the Guarantor’s net earnings, as determined separately for each fiscal year, after taxes, upon a consolidated basis (after deducting minority interests) and in accordance with GAAP consistently applied.
          “Net Losses” shall mean the Guarantor’s net losses, as determined separately for each fiscal year, after taxes, upon a consolidated basis (after deducting minority interests) in accordance with GAAP consistently applied.
          “Net Operating Income” shall mean for any relevant period, the excess of the Borrower’s revenues over the Borrower’s operating expenses, in each case as determined in accordance with the Pro Rata Consolidation Method. For purposes of this definition, Net Operating Income (i) shall not include any gains or losses from the sale of income producing real properties, other than gains or losses obtained from the sale of net outlot parcels to a maximum aggregate amount of Twenty Million Dollars ($20,000,000) for the immediately preceding four consecutive quarters and (ii) shall include adjustments for cash flow of properties pursuant to which the Borrower is receiving a preferred return over and above its ownership percentage in such properties.

          “Non-Affiliate Construction Project” shall mean any real property and all improvements to be constructed thereon (collectively, the “Non-Affiliate Property”) (i) with respect to which the Borrower or a Subsidiary of the Borrower, as the case may be, (a) may make a Permitted Non-Affiliate Loan, and (b) is the developer pursuant to an agreement with a Non-Affiliated Entity as owner of the Non-Affiliate Property; and (ii) with respect to which the Borrower or an Affiliate of the Borrower, as the case may be, holds an irrevocable option from either the Non-Affiliated Entity or the parent of the Non-Affiliated Entity to acquire, respectively, either (a) the Non-Affiliate Property, or (b) all of the equity interests owned by the parent of the Non-Affiliated Entity in and to such Non-Affiliated Entity.
          “Non-Affiliated Entity” shall mean any Person that is not an Affiliate of the Borrower and that is wholly-owned by another Person.
          “Obligor” shall mean any Person or entity who, or any of whose property is or shall be, obligated on the Debt or any part thereof in any manner and includes, without limiting the generality of the foregoing, the Borrower, the Guarantor and any co-maker, endorser, other guarantor of payment, subordinating creditor, assignor, grantor of a security interest, pledgor, mortgagor or hypothecator of property, if any.
          “Payment Default” shall mean any failure by the Borrower or the Guarantor to make payment of principal of, or interest on, any Note (as defined in the Agreement) or this Guaranty, as applicable, or any other fees or expenses provided hereunder or under the Agreement, when due and payable, whether at maturity or by acceleration.
          “Performance Surety Bonds” shall mean the bonds, undertakings and like obligations executed by a Surety for or on behalf of the Guarantor for one or more of the following purposes:
          (a) to guarantee the performance by the Guarantor or a Subsidiary of the Guarantor, as applicable, that construction of a real estate project will be completed in accordance with applicable plans and specifications and that all costs associated with such completion will be paid;
          (b) to insure that any mechanics’ liens incurred in the normal course of constructing a real estate project are duly paid and discharged;
          (c) as a condition to the issuance of a permit related to a real estate project;
          (d) as a condition to the issuance of state and local licenses required for the construction and development of a real estate project; or
          (e) to support other obligations related to the construction and development of a real estate project, provided that such obligations do not constitute Indebtedness.
          “Permitted Debt” shall have the meaning set forth in Section 9.10 hereof.

          “Permitted Distributions” shall have the meaning set forth in Section 9.13(e) hereof.
          “Permitted Non-Affiliate Loan” shall mean a loan by the Borrower or any Subsidiary of the Borrower to a Non-Affiliated Entity for the purposes of (a) purchasing or otherwise acquiring a Non-Affiliate Property or (b) paying construction costs, in each case, in connection with a Non-Affiliate Construction Project.
          “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental or political subdivision or an agency or instrumentality thereof.
          “Plan” shall mean any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by the Guarantor, any Subsidiary of the Guarantor, any member of the Controlled Group, or any such Plan to which the Guarantor, any Subsidiary of the Guarantor or any member of the Controlled Group is required to contribute on behalf of its employees.
          “Possible Default” shall mean any event or condition which, with notice or lapse of time or both, would constitute an Event of Default referred to in Section 10 hereof.
          “Pro Rata Consolidation Method” shall mean the pro rata method of consolidation as opposed to the full consolidation method of accounting.
          “Puttable Notes Hedge and Warrant Transactions” shall mean the purchased call option and warrant transactions that may be entered into from time to time by the Guarantor, with respect to its common stock, in connection with the 2006 Puttable Senior Notes.
          “Receivable” shall mean a claim for moneys due or to become due, whether classified as a contract right, account, chattel paper, instrument, general intangible or otherwise.
          “Related Writing” shall mean any Note, assignment, mortgage, security agreement, guaranty agreement, Subordination Agreement, financial statement, audit report, officer’s certificate or other writing furnished by the Borrower, the Guarantor or any of their respective officers to the Agents or the Banks.
          “Reportable Event” shall mean a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, with respect to a Plan as to which the thirty (30) day notice requirement has not been waived by the Pension Benefit Guaranty Corporation.
          “Restatement Effective Date” shall mean the date on which all conditions precedent set forth in Article VI of the Agreement are satisfied or waived by the Administrative Agent and the Required Banks.

          “Restricted Company” shall mean the Guarantor or a Restricted Subsidiary.
          “Restricted Subsidiary” shall mean any Subsidiary of the Guarantor other than (a) the Borrower, and (b) any Subsidiary of the Borrower.
          “Senior Notes” shall mean the 2003 Senior Notes, the 2004 Senior Notes and the 2005 Senior Notes.
          “Subordination Agreement” shall mean any subordination agreement in form and substance satisfactory to the Agents and the Banks entered into by a Surety in favor of the Agents and the Banks, and as each such Subordination Agreement may, from time to time, be amended, restated or otherwise modified.
          “Subsidiary” of any Person shall mean and include (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, limited liability company, association (including business trusts) or other entity in which such Person directly or indirectly through Subsidiaries, has more than a fifty percent (50%) voting or equity interest at the time, and (c) any corporation, limited liability company, partnership, association or other entity the accounts of which are consolidated with those of its parent in the parent’s consolidated financial statements.
          “Surety” means any surety or insurance company reasonably acceptable to the Agents.
          “Surety Bonds” means the bonds, undertakings and other like obligations executed by a Surety for the Guarantor subject to an Indemnity Agreement and a Subordination Agreement in a maximum aggregate principal amount of $30,000,000 for all Sureties (excluding Performance Surety Bonds).
          “Test Period” shall mean each period of four consecutive fiscal quarters of the Guarantor or the Borrower, as applicable, in each case taken as one accounting period, ended after the, Restatement Effective Date.
          “Total Rate of Return Swap” shall mean a bilateral financial contract between a total rate of return payer (the legal owner of the reference asset) and a total rate of return receiver where the total rate of return payer pays the total return of a reference asset and receives a specified fixed or floating cash flow from the total rate of return receiver.
          “2003 Senior Notes” shall mean the senior notes of the Guarantor issued on May 19, 2003, pursuant to the Indenture, in an original aggregate principal amount of $300,000,000.
          “2004 Senior Notes” shall mean the senior notes of the Guarantor issued on February 10, 2004, pursuant to the Indenture, in an original aggregate principal amount of up to $100,000,000.

          “2005 Senior Notes” shall mean the senior notes of the Guarantor issued on or about January 25, 2005, pursuant to the Indenture, in an original aggregate principal amount of up to $150,000,000.
          “2006 Indenture” shall mean the indenture dated as of October 10, 2006, between the Guarantor and The Bank of New York Trust Company, N.A., as indenture trustee, relating to the 2006 Puttable Senior Notes.
          “2006 Puttable Senior Notes” shall mean the puttable equity-linked senior notes of the Guarantor issued on or about October 10, 2006, pursuant to the 2006 Indenture, in an original aggregate principal amount of up to $287,500,000.
          All capitalized terms used herein but not herein defined that are defined in the Agreement shall have the respective meanings ascribed to them in the Agreement.
          All financial covenants contained in this Guaranty shall be measured on each Fiscal Quarterly Date.
Accounting Principles
          Any accounting term not specifically defined in this Section 1 or elsewhere in this Guaranty, shall have the meaning ascribed thereto by GAAP not inconsistent with the Guarantor’s present accounting procedures, provided, that, if the Guarantor notifies the Administrative Agent that the Guarantor requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Guarantor that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          Notwithstanding the foregoing, the financial statements furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Guarantor to the Banks), provided, that (a) all computations determining compliance with Sections 9.8 and 9.14, including definitions used therein, shall utilize accounting principles based on the Pro Rata Consolidation Method, (b) all computations determining compliance with Sections 9.8, 9.14 and 9.15, including definitions used therein, shall exclude interest income received by the Borrower or any of its Subsidiaries with respect to loans made by the Borrower or such Subsidiary pursuant to Sections 8.06(b) and (d) of the Agreement, unless such loans are funded with the proceeds from Revolving Loans or the Senior Notes and (c) such financial statements must also include a report (in the footnotes thereto or otherwise) of the financial results of the Guarantor using accounting principles based on the Pro Rata Consolidation Method.
          2. ACKNOWLEDGMENTS, CONSIDERATION. The Guarantor desires that the Agents and the Banks grant the Borrower and continue the loan(s), credit and financial accommodations provided for under the Agreement. The Agreement provides, on and subject to certain conditions therein set forth, for Revolving Loans by the Banks to the Borrower up to an aggregate maximum principal amount of Seven Hundred Fifty Million Dollars ($750,000,000). There exists and will hereafter exist economic and business relationships between the Guarantor and the Borrower which will be of benefit to the Guarantor. The Guarantor finds it to be in the direct business and economic interest of the Guarantor that the Borrower obtain the loans, credit and financial accommodations from the Agents and the Banks provided for in the Agreement. The Guarantor understands that the Agents and the Banks are willing to grant and continue the loans, credit and financial accommodations to the Borrower provided for in the Agreement only upon certain terms and conditions, one of which is that the Guarantor unconditionally guarantee the payment of the Debt and this instrument is being executed and delivered by the Guarantor to satisfy that condition and in consideration of the Agents and the Banks entering into the Agreement.
          3. GUARANTY. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees (a) the punctual and full payment of all and every portion of the Debt when due, by acceleration or otherwise, whether now owing or hereafter arising, (b) the prompt observance and performance by the Borrower of each and all of the Borrower’s covenants, undertakings, obligations and agreements set forth in the Agreement, the Notes and/or any other Related Writing evidencing or pertaining thereto, and (c) the prompt payment of all expenses and costs, including reasonable attorneys’ fees, incurred by or for the account of the Agents and/or the Banks in connection with any action to enforce payment or collection of the Debt from the Borrower and/or the Guarantor or to prepare any amendments, restatements or modifications of the Agreement, the Notes and/or this Guaranty. If the Debt or any part thereof shall not be paid in full punctually when due and payable, the Agents and/or the Banks in each case shall have the right to proceed directly against the Guarantor under this Guaranty regardless of whether or not the Agents and/or the Banks shall have theretofore proceeded or shall then be proceeding against the Borrower or any other Obligor or Collateral, if any, or any of the foregoing, it being understood that the Agents and/or the Banks in their sole discretion may proceed or not proceed against the Borrower, the Obligors and/or any Collateral and may exercise or not exercise each right, power or privilege that the Agents and/or the Banks may at any time have, either simultaneously or separately and, in any event, at such time or times and as often and in such order as the Agents and/or the Banks in their sole discretion, may from time to time deem expedient, all without affecting the obligations of the Guarantor hereunder or the right of the Agents and/or the Banks to demand and/or enforce performance by the Guarantor of the Guarantor’s obligations hereunder.
          4. REINSTATEMENT. This Guaranty shall continue to be effective or be reinstated, as the case may be, if any amount paid by or on behalf of the Borrower to the Agents or the Banks on or in respect of the Debt is rescinded, restored or returned in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Obligor, or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Obligor or any part of the property of the Borrower or any other Obligor, or otherwise, all as though such payment had not been made.
          5. WAIVERS. The Guarantor waives any and all contractual, legal and/or equitable rights of subrogation, contribution, exoneration, indemnity and/or reimbursement from or against the Borrower or any Obligor with respect to the Debt and/or any payments made by the Guarantor on account of this Guaranty.
          6. ADDITIONAL AGREEMENTS. Regardless of the duration of time, regardless of whether the Borrower may from time to time cease to be indebted to the Banks and irrespective of any act, omission or course of dealing whatever on the part of the Agents and/or the Banks, the Guarantor’s liabilities and other obligations under this Guaranty shall remain in full force and effect until the full and final payment of all of the Debt. Without limiting the generality of the foregoing:
          6.1. The obligations of the Guarantor hereunder shall not be released, discharged or in any way affected, nor shall the Guarantor have any rights or recourse against the Agents or the Banks by reason of (a) any action the Agents or the Banks may take or omit to take, or (b) any defense raised or asserted by the Borrower against enforcement of the Agreement or the Notes or any challenge to the sufficiency or enforceability of the Agreement, any of the Notes or this Guaranty, or (c) any act or thing that might otherwise operate as a legal or equitable discharge of a surety, as to which the Guarantor hereby expressly waives any and all defenses available to a surety except irrevocable payment in full of the Debt.
          6.2. The obligations of the Guarantor under this Guaranty shall be satisfied strictly in accordance with the terms of this Guaranty, under all circumstances whatsoever, including, without limitation, the existence of any claim, setoff, defense or right which the Guarantor or the Borrower may have at any time against the Agents or the Banks or any other Person or entity, whether in connection with this Guaranty, the Agreement, the Notes or the transactions contemplated hereby or any unrelated transaction.
          6.3. The Banks shall at no time be under any duty to the Guarantor to grant any loans, credit or financial accommodation to the Borrower, irrespective of any duty or commitment of the Banks to the Borrower, or to follow or direct the application of the proceeds of any such loans, credit or financial accommodation.
          6.4. The Guarantor waives (a) notice of the granting of any loan to the Borrower or the incurring of any other Indebtedness, including, but not limited to the creation of the Debt by the Borrower or the terms and conditions thereof, (b) presentment, notice of nonpayment, demand for payment, protest, notice of protest and notice of dishonor of the Notes or any other Indebtedness incurred by the Borrower to the Banks, (c) notice of any indulgence granted to any Obligor, (d) notice of the Banks’ acceptance of this Guaranty, and (e) any other notice to which the Guarantor might, but for the within waiver, be entitled.
          6.5. The Agents and/or the Banks in their sole discretion may, without prejudice to their rights under this Guaranty, at any time or times (a) grant the Borrower whatever loans, credit or financial accommodations that the Banks, or any thereof, may from time to time deem advisable, even if the Borrower might be in default and even if those loans, credit or financial accommodations might not constitute Debt the payment of which is guaranteed hereunder, (b) assent to any renewal, extension, consolidation or refinancing of the Debt or any part thereof, (c) forbear from demanding security, if the Agents and/or the Banks shall have the right to do so, (d) release any Obligor or Collateral or assent to any exchange of

Collateral, if any, irrespective of the consideration, if any, received therefor, (e) grant any waiver or consent or forbear from exercising any right, power or privilege that the Agents and/or the Banks may have or acquire, (f) assent to any amendment, deletion, addition, supplement or other modification in, to or of any writing evidencing or securing any Debt or pursuant to which any Debt is created, (g) grant any other indulgence to any Obligor, (h) accept any Collateral for or other Obligors upon the Debt or any part thereof, or (i) fail, neglect or omit in any way to realize upon any Collateral or to protect the Debt or any part thereof or any Collateral therefor.
          6.6. The Guarantor’s liabilities and other obligations under this Guaranty shall survive any merger, consolidation or dissolution of the Guarantor.
          6.7. The Guarantor’s liabilities and other obligations under this Guaranty shall be absolute and unconditional irrespective of any lack of validity or enforceability of any agreement, instrument or document evidencing the Debt or related thereto, or any other defense available to the Guarantor in respect of this Guaranty.
          7. REPRESENTATIONS AND WARRANTIES. The Guarantor represents and warrants that (a) it is a duly organized and validly existing corporation under the laws of the State of Ohio, (b) the execution, delivery and performance of this Guaranty have been duly authorized by all necessary corporate action, (c) there is no prohibition in either its Articles of Incorporation, Code of Regulations or in any agreement, instrument, judgment, decree or order to which it is a party that in any way restricts or prohibits the execution, delivery and performance of this Guaranty in any respect, (d) this Guaranty has been duly executed and delivered by the Guarantor and is a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, and (e) as of January 31, 2007, there are 56,000,000 shares authorized of Class B Common Stock of the Guarantor of which 25,254,210 shares are issued and outstanding.
          The Guarantor further represents and warrants that this Guaranty is made in furtherance of the purposes for which the Guarantor was incorporated and is necessary to promote and further the business of the Guarantor and that the assumption by the Guarantor of its obligations hereunder will result in direct financial benefits to the Guarantor.
          This Guaranty is not made in connection with any consumer loan or consumer transaction.
          The Guarantor further represents and warrants that (a) the Guarantor has received consideration which is the reasonably equivalent value of the obligations and liabilities that the Guarantor has incurred to the Agents and/or the Banks, (b) the Guarantor is not insolvent as defined in any applicable state or federal statute, nor will the Guarantor be rendered insolvent by the execution and delivery of this Guaranty to the Agents and the Banks, (c) the Guarantor is not engaged or about to engage in any business or transaction for which the assets retained by the Guarantor shall be an unreasonably small capital, taking into consideration the obligations to the Agents and the Banks incurred hereunder, and (d) the Guarantor does not intend to, nor does the Guarantor believe, that the Guarantor will incur debts beyond the Guarantor’s ability to pay as they become due.

          The Guarantor further represents and warrants that the Guarantor has no Indebtedness outstanding from any Subsidiary of the Guarantor to the Guarantor.
          Neither the Guarantor nor any of its Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of any Persons specified therein or that prohibits or limits any Bank or the Agents from making any advances or extensions of credit to the Guarantor or from otherwise conducting business with the Guarantor.
          8. NOTICES. The Agents and/or the Banks shall be deemed to have knowledge or to have received notice of any event, condition or thing only if the Agents and/or the Banks shall have received written notice thereof as provided in the Agreement. A written notice shall be deemed to have been duly given to the Guarantor whenever a writing to that effect shall have been sent by registered or certified mail to the Guarantor at the address set forth opposite the Guarantor’s signature below (or to such other address of the Guarantor as the Guarantor may hereafter furnish to the Banks in writing for such purpose), but no other method of giving notice to or making a request of the Guarantor is hereby precluded.
          9. COVENANTS. The Guarantor hereby agrees to perform and observe and to cause each of its Subsidiaries to perform and observe, all of the following covenants and agreements:
          9.1. INSURANCE. Each Company will:
          (a) insure itself and all of its insurable properties to such extent, by such insurers and against such hazards and liabilities as is generally done by businesses similarly situated, it being understood that the Guarantor has obtained a fidelity bond for such of its employees as handle funds belonging to the Borrower or the Guarantor,
          (b) give the Administrative Agent prompt written notice of any material reduction or adverse change in that Company’s insurance coverage, and
          (c) forthwith upon any Bank’s or the Administrative Agent’s written request, furnish to each Bank and the Administrative Agent such information in writing about that Company’s insurance as any Bank or the Administrative Agent, as applicable, may from time to time reasonably request.
          9.2. MONEY OBLIGATIONS. Each Company will pay in full:
          (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and, to the extent that, the same shall be contested in good faith by appropriate and timely proceedings diligently pursued and taxes and assessments on inconsequential parcels of vacant land, the nonpayment of which does not materially adversely affect the financial condition of the Guarantor) for which it may be or become liable or to which any or all of its properties may be or become subject,
          (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. Section 206-207) or any comparable provisions, and
          (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings diligently pursued) before such payment becomes overdue; provided that, notwithstanding the foregoing, the Guarantor shall not make any payment on account of any of the Senior Notes or the 2006 Puttable Senior Notes in the event of and during the continuance of any Payment Default under the Agreement or this Guaranty.
          9.3. RECORDS. Each Company will:
          (a) at all times maintain true and complete records and books of account and, without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with generally accepted accounting principles applied on a basis not inconsistent with its present accounting procedures, and
          (b) at all reasonable times permit each Bank to examine that Company’s books and records and to make excerpts therefrom and transcripts thereof.
          9.4. FRANCHISES. Each Company will preserve and maintain at all times its corporate existence, rights and franchises; provided, that this Section shall not apply to (a) any merger of a Subsidiary of the Guarantor into the Guarantor or into another Subsidiary of the Guarantor, (b) any consolidation of a Subsidiary with another Subsidiary, or (c) any dissolution of any Subsidiary of the Guarantor, except in each case where the Subsidiary is the Borrower.
          9.5. NOTICE. The Guarantor will cause its Chief Financial Officer, or in his or her absence another officer designated by the Chief Financial Officer, to promptly notify the Banks whenever (a) any Event of Default or Possible Default may occur hereunder (including, without limitation, any default under any of the Senior Notes, the Indenture, the 2006 Puttable Senior Notes, the 2006 Indenture or any other document relating thereto (after giving effect to any applicable grace period)) or any representation or warranty made herein may for any reason cease in any material respect to be true and complete, and/or (b) any Restricted Subsidiary shall (i) be in default of any material (either with respect to the Borrower or the Guarantor) obligation for payment of borrowed money, or, to the knowledge of the Guarantor, any material obligations in respect of guarantees, taxes and/or Indebtedness for goods or services purchased by, or other contractual obligations of, such Subsidiary, and/or (ii) not, to the knowledge of the Guarantor, be in compliance with any law, order, rule, judgment, ordinance, regulation, license, franchise, lease or other agreement that has or could reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of such Subsidiary, and/or (c) the Guarantor and/or any Restricted Subsidiary shall have received notice, or have knowledge, of any actual, pending or threatened claim, notice, litigation, citation, proceeding or demand relating to any matter(s) described in subclauses (b)(i) and (b)(ii) of this Section 9.5. Further, the Guarantor shall notify the Banks not less than thirty (30) days in advance of entering into any proposed amendment or modification of any of the Senior Notes or the Indenture or the 2006 Puttable Senior Notes or the 2006 Indenture, whether or not the Guarantor believes that the consent of the Required Banks is needed therefor pursuant to Section 9.10 (i)(iii) or 9.10(h)(iii), as applicable, of this Guaranty.
          9.6. ERISA COMPLIANCE. No Company will incur any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder or any material liability to the Pension Benefit Guaranty Corporation, established thereunder in connection with any Plan. Each Company will furnish (i) as soon as possible and in any event within thirty (30) days after such Company knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of such Company setting forth details as to such Reportable Event and the action which such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to such Company, (ii) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each Plan established or maintained by such Company for each plan year, including (x) where required by law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to the Banks, and (y) an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing acceptable to the Banks, and (iii) promptly after receipt thereof a copy of any notice such Company, any Subsidiary or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service. As used in this Section 9.6, “material” means the measure of a matter of significance which shall be determined as being an amount equal to five percent (5%) of each Company’s ERISA Net Worth.
          9.7. FINANCIAL STATEMENTS. The Guarantor will furnish to each Bank:
          (a) within forty-five (45) days (or fifty (50) days so long as the Guarantor will not be reporting an Event of Default on such Form 10-Q report) after the end of each quarter-annual period of each fiscal year of the Guarantor, a copy of the Guarantor’s Form 10-Q quarterly report as filed by the Guarantor with the Securities and Exchange Commission,
          (b) within forty-five (45) days (or fifty (50) days so long as the Guarantor shall not have reported an Event of Default to the Securities and

Exchange Commission during such fiscal period nor on its most recent filing with the Securities and Exchange Commission) after the end of each of the first three (3) quarter-annual fiscal periods of each fiscal year of the Guarantor, an unaudited consolidated and consolidating balance sheet of the Guarantor as at the end of that period and an unaudited consolidated and consolidating statement of income of the Guarantor for the Guarantor’s current fiscal year to date, all prepared in form and detail in accordance with GAAP, consistently applied, or the Pro Rata Consolidation Method, as applicable, and certified by a Senior Officer of the Guarantor, subject to changes resulting from quarter-end adjustments, together with a certificate of a Senior Officer of the Guarantor (i) specifying the nature and period of existence of each Event of Default and/or Possible Default, if any, and the action taken, being taken or proposed to be taken by the Guarantor in respect thereof or if none, so stating, and (ii) certifying that the representations and warranties of the Guarantor set forth herein are true and correct as of the date of such certificate, or, if not, all respects in which they are not, and (iii) a covenant compliance worksheet in the form and substance of Schedule 9.7(b) hereof completed as of the end of such fiscal quarterly period,
          (c) within ninety (90) days (or ninety-five (95) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period nor on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal year of the Guarantor, an annual report on Form 10-K as filed by the Guarantor with the Securities and Exchange Commission, including the complete audited consolidated balance sheets and statements of income of the Guarantor for that year certified by an independent public accountant satisfactory to the Banks, and an unaudited consolidating balance sheet and statement of income of the Parent for the current fiscal year, each in form and detail satisfactory to the Banks, and prepared in accordance with GAAP, consistently applied, or the Pro Rata Consolidation Method, as applicable, together with (i) a report of the independent certified public accountant with an opinion that is not qualified as to the scope of the audit or as to the status of the Guarantor or the Borrower as a going concern, (ii) a certificate of the Senior Officer of the Guarantor (X) specifying the nature and period of existence of each Event of Default and/or Possible Default, if any, and the action taken, being taken or proposed to be taken by the Guarantor in respect thereof or if none, so stating, and (Y) certifying that the representations and warranties of the Guarantor set forth herein are true and correct as of the date of such certificate, or, if not, all respects in which they are not, and (iii) a fully completed covenant compliance worksheet in the form and substance of Schedule 9.7(b) hereof relating to such fiscal year,
          (d) concurrently with furnishing any quarterly financial statement or audit report pursuant to this Section 9.7, a certificate by Charles A. Ratner, Albert Ratner, Samuel H. Miller or Thomas G. Smith stating whether any Company has made any guaranty or incurred any Indebtedness referred to in Section 9.10(d) or Section 9.12(g) hereof and, if so, the details thereof,

          (e) as soon as available, copies of all notices, reports, proxy statements and other similar documents sent by the Guarantor to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they have been issued, to any securities exchange or to the Securities Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of the Guarantor’s securities,
          (f) within forty-five (45) days (or fifty (50) days so long as the Guarantor shall not have reported an Event of Default under the Guaranty to the Securities and Exchange Commission during such fiscal period nor on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal quarter of the Guarantor (i) a schedule setting forth the aggregate Measured Credit Risk as of the last day of such fiscal quarter, along with the remaining available Measured Credit Risk permitted by Section 9.10(k) and (ii) a statement of the aggregate notional amount of all Hedge Agreements on which the Guarantor, the Borrower, FCCC and/or any other Subsidiary of the Borrower (other than a SPE Subsidiary) are obligated as of the last day of such fiscal quarter and the aggregate amount of the cash risk to the Guarantor, the Borrower, FCCC and such other Subsidiaries in respect of such Hedge Agreements as of the last day of such fiscal quarter,
          (g) concurrently with furnishing any covenant compliance worksheet under Section 9.7(b) or (c) above, such schedules, details and explanations supporting the calculations contained in such covenant compliance worksheet as may be reasonably required by the Banks,
          (h) within forty-five (45) days (or fifty (50) days so long as the Guarantor shall not have reported an Event of Default under the Guaranty to the Securities and Exchange Commission during such fiscal period nor on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal quarter of the Guarantor, a schedule setting forth the face amount and date of each outstanding Performance Surety Bond issued at the request of the Guarantor pursuant to an Indemnity Agreement along with all other Surety Bonds then outstanding,
          (i) within one hundred twenty (120) days after the end of each fiscal year of the Guarantor, a calculation of the consolidated leverage of the Guarantor as of the last day of such fiscal year, with such details and explanations as may be reasonably required by the Banks, and
          (j) forthwith upon any Bank’s written request, such other information of any Company’s financial condition and business, including, but not limited to any management letters of accountants addressed to the Guarantor or the Borrower.

     9.8. EBDT. The Guarantor will not suffer or permit its EBDT, as of any Fiscal Quarterly Date falling within the periods set forth below, for the Test Period ending on such Fiscal Quarterly Date, to be less than the amount set forth below for the respective periods set forth below:

Period	EBDT
February 1, 2007 through January 31, 2008	$230,000,000
February 1, 2008 through January 31, 2009	$240,000,000
February 1, 2009 and thereafter	$250,000,000
          9.9. COMBINATIONS, BULK TRANSFERS. (a) No Restricted Company will be a party to any consolidation or merger or lease, sell or otherwise transfer all or any substantial part of its assets or sell, pledge, hypothecate or transfer its stock or other ownership interests in any Subsidiary of the Guarantor; provided, that this Section 9.9 shall not apply to any transfer (as opposed to a pledge) effected in the normal course of business on commercially reasonable terms and provided, further, that a Restricted Company shall only be permitted to pledge its stock or other ownership interests in any of its Subsidiaries that is a single asset or special purpose entity (each, a “Pledged Subsidiary”) and such pledge may only secure the following:
     (i) additional or mezzanine Indebtedness incurred with respect to a project encumbered by a first mortgage at the time such additional or mezzanine Indebtedness is incurred, so long as such additional or mezzanine Indebtedness is permitted under Section 9.10 of this Guaranty provided, that the sum of the then existing Indebtedness with respect to such project plus such additional or mezzanine Indebtedness does not exceed eighty percent (80%) of the appraised value of the project at the time such additional or mezzanine Indebtedness is incurred; or
     (ii) primary Indebtedness (or the re-financing thereof) incurred solely for the purpose of acquiring real property or for construction or redevelopment purposes, so long as such primary Indebtedness is permitted under Section 9.10 of this Guaranty; provided, that such primary Indebtedness (or the re-financing thereof) does not exceed one hundred percent (100%) of the appraised value of the acquired property at the time of such financing or re-financing, as applicable.
          (b) In addition to the foregoing, except to the extent permitted by Section 9.19(b)(i), (i) such pledges of stock or other ownership interests in a Pledged Subsidiary may only be made to secure Indebtedness incurred with respect to a project owned or to be acquired by such Pledged Subsidiary and not to secure Indebtedness incurred with respect to a project owned or to be acquired by any other Subsidiary, (ii) such pledges of stock or other ownership interests in a Pledged Subsidiary given to secure Indebtedness described in Section 9.9(a)(i) above may only secure the additional or mezzanine Indebtedness being incurred with respect to such project and not all of the Indebtedness on such project and (iii) such pledges of stock or other ownership interests in a Pledged Subsidiary given to secure Indebtedness described in Section 9.9(a)(ii) above may only secure the primary Indebtedness being incurred with respect to the acquisition of real property or such construction or redevelopment purposes.
          (c) The Guarantor will deliver to the Agents and the Banks an updated schedule, in the form of Schedule 9.9 attached hereto, listing all of the properties as to which a pledge of stock or other ownership interests has been provided to a lender in accordance with Section 9.9(b), within forty-five (45) days after each Fiscal Quarterly Date.
          9.10. BORROWINGS. No Restricted Company will create, assume or suffer to exist any Indebtedness of any kind including, but not limited to, leases required to be capitalized under Financial Accounting Standards Board Standard No. 13 or any reimbursement obligations or other liabilities with respect to letters of credit issued for any Restricted Company’s account; provided, that this Section 9.10 shall not apply to any of the following (collectively, “Permitted Debt”):
          (a) [Reserved],
          (b) any loan obtained from the Guarantor or any Restricted Subsidiary by any Restricted Subsidiary, other than Portland Lumber Trading, Inc. (fka Forest City Trading Group, Inc.), provided, that (i) such loans shall be made only in the ordinary course of business and (ii) Guarantor shall not cause or permit any Restricted Subsidiary to take any action to enforce any payment of any loan made by the Restricted Subsidiary to another Restricted Subsidiary without the prior written consent of the Banks,
          (c) any real estate loan heretofore or hereafter obtained or guaranteed by the Guarantor for the purpose of financing any building or purchasing equipment, furniture or fixtures related thereto to be used only for the business of the Guarantor and its Subsidiaries, provided, that no such loan shall exceed eighty percent (80%) of the lender’s appraisal of the real estate being financed,
          (d) any loan or letter of credit that is obtained or guaranteed by the Guarantor; provided, that the Guarantor’s aggregate personal liability in respect of all such loans (other than any loan obtained by the Guarantor and permitted by any other clause of this Section 9.10) and letters of credit and in respect of all guaranteed loans referred to in clause (f) of Section 9.12 hereof, does not then exceed and after incurring such loan or letter of credit or the guarantee thereof in question would not exceed, Ten Million Dollars ($10,000,000),
          (e) leases required to be capitalized under Financial Accounting Standards Board Standard No. 13 in the aggregate amount for all Restricted Subsidiaries of Three Million Dollars ($3,000,000),

          (f) any secured Indebtedness of a Restricted Company created in the course of purchasing or developing real estate or financing construction (or any refinancings thereof) or other improvements thereon or purchasing furniture, fixtures or other equipment therefor or any other Indebtedness of any Restricted Company or any refinancings thereof; provided, that no Restricted Company (other than a Restricted Company whose sole assets consist of contiguous parcels of land which are being purchased or developed with such financing, the improvements, if any, thereon, furniture, fixtures and other equipment used in connection therewith, receivables arising from tenants in connection therewith and the proceeds of such receivables and other property directly obtained from the ownership of such assets) shall have any personal liability for such Indebtedness, the creditors’ recourse being solely to the property being pledged as collateral for such Indebtedness and the income therefrom,
          (g) any Indebtedness or other obligations under any Performance Surety Bond or the related Indemnity Agreement; provided, that the terms and conditions of each such Indemnity Agreement shall be substantially the same as the terms and conditions of the form of Agreement of Indemnity dated August 23, 2005, between the Guarantor and Zurich American Insurance Company, that was previously delivered to the Agents,
          (h) any Indebtedness or obligations of the Guarantor under the 2006 Puttable Senior Notes and/or the Puttable Notes Hedge and Warrant Transactions; provided, that:
     (i) none of the 2006 Puttable Senior Notes nor the 2006 Indenture nor the documents evidencing the Puttable Notes Hedge and Warrant Transactions may provide that an Event of Default under the Agreement or this Guaranty constitutes a default under any of the 2006 Senior Puttable Notes or the 2006 Indenture or any Puttable Notes Hedge and Warrant Transaction, except in the case of an Event of Default that constitutes the failure to pay the principal of any Debt when due and payable after the expiration of any applicable grace period with respect thereto that results in the Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or constitutes the failure to pay any portion of the principal of the Debt when due and payable at maturity or by acceleration;
     (ii) the Indebtedness represented by the 2006 Senior Puttable Notes and the Puttable Notes Hedge and Warrant Transactions shall be unsecured, pari passu with the Guarantor’s obligations under this Guaranty and structurally subordinate to the Borrower’s Debt to the Banks under the Agreement;
     (iii) none of the 2006 Puttable Senior Notes nor the 2006 Indenture shall be amended or modified without the prior written consent of the Required Banks, including, without limitation, (A) to allow the maturity of any of the 2006 Puttable Senior Notes to be less than five (5) years from the date of issue, (B) to provide for payment of interest under any of the 2006 Puttable Senior Notes more frequently than quarterly, (C) to provide additional circumstances pursuant to which holders of the 2006 Puttable Senior Notes may put their Notes to the Guarantor or to increase the put rate available to such holders, other than as provided in the 2006 Indenture, or (D) to permit the Guarantor to redeem the 2006 Puttable Senior Notes prior to their maturity, other than amendments or modifications that do not adversely affect the Agreement or this Guaranty or their relationship to any of the 2006 Puttable Senior Notes or the 2006 Indenture;
     (iv) the outstanding and unredeemed principal amount of the 2006 Puttable Senior Notes shall not, at any time, exceed Two Hundred Eighty Seven Million Five Hundred Thousand Dollars ($287,500,000) in the aggregate; and
     (v) the terms and conditions of the 2006 Puttable Senior Notes, the 2006 Indenture and the Puttable Notes Hedge and Warrant Transactions shall be satisfactory, in form and substance, to the Agents and the Banks,
          (i) any Indebtedness or obligations of the Guarantor under the Senior Notes; provided, that:
     (i) none of the Senior Notes nor the Indenture may provide that an Event of Default under the Agreement or this Guaranty constitutes a default under any of the Senior Notes or the Indenture, except in the case of an Event of Default that constitutes the failure to pay the principal of any Debt when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in the acceleration of such Debt or constitutes the failure to pay any portion of the principal of the Debt when due and payable after acceleration or maturity;
     (ii) the Indebtedness represented by the Senior Notes shall be unsecured, pari passu with the Guarantor’s obligations under this Guaranty and structurally subordinate to the Borrower’s Debt to the Banks under the Agreement;
     (iii) none of the Senior Notes nor the Indenture shall be amended or modified without the prior written consent of the Required Banks, including, without limitation, (A) to allow the maturity of any of the Senior Notes to be less than ten (10) years from the respective date of issue, (B) to provide for payment of interest under any of the Senior Notes more frequently than quarterly, or (C) to modify the redemption provisions contained therein, including adding additional redemption provisions, other than amendments or modifications that do not adversely affect the Agreement or this Guaranty or their relationship to any of the Senior Notes or the Indenture,
     (iv) the outstanding and unredeemed principal amount of the Senior Notes shall not, at any time, exceed Five Hundred Fifty Million Dollars ($550,000,000), in the aggregate; and
     (v) the terms and conditions of the 2003 Senior Notes, the 2004 Senior Notes and the 2005 Senior Notes and the Indenture shall be satisfactory, in form and substance, to the Agents and the Banks,
          (j) any Indebtedness or obligations of the Guarantor under the Surety Bonds or the related Indemnity Agreements to a maximum aggregate principal amount of $30,000,000.00 minus the aggregate stated amount of all letters of credit then outstanding for the account of the Borrower under the Agreement in excess of $10,000,000; provided, such Indebtedness is fully subordinated to the obligations of the Guarantor under this Guaranty as set forth in the related Subordination Agreement,
          (k) any Indebtedness of the Guarantor under any Hedge Agreement relating to Indebtedness otherwise permitted under this Guaranty or the Credit Agreement, provided, that, any Hedge Agreement proposed to be entered into or guaranteed by the Guarantor, along with all Hedge Agreements entered into or guaranteed by the Borrower, FCCC or any other Subsidiary of the Borrower (other than a SPE Subsidiary), in each case with a Person that is not a Bank that results in an aggregate Measured Credit Risk for all Hedge Agreements entered into with Persons other than a Bank, in excess of $33,500,000, shall require the prior written consent of the Required Banks (such written consent to be delivered by each consenting Bank to the Administrative Agent not more than three (3) Business Days after the request for such consent has been delivered by the Guarantor to the Administrative Agent, provided, that, each Bank that does not deliver such written consent within such three (3) Business Day period shall be deemed to have denied the request for such Hedge Agreement),
          (l) any Indebtedness of the Guarantor with respect to deferred taxes that are due and payable in excess of twelve (12) months from the date of the incurrence of such tax liability,
          (m) any guarantee or indemnity permitted by Section 9.12 hereof to the extent such guarantee or indemnity constitutes Indebtedness, or
          (n) any Indebtedness of the Guarantor permitted by Section 9.13(d) hereof that replaces the Indebtedness evidenced by the Senior Notes.

          9.11. LIENS. No Restricted Company will:
          (a) sell or otherwise transfer any Receivables, including, but not limited to, any mortgages held by the Guarantor or any of its Subsidiaries, other than in the ordinary course of business,
          (b) acquire any property subject to any land contract, conditional sale contract or other title retention contract, or
          (c) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, financing statement, encumbrance or Lien of any kind or nature;
provided, that this Section 9.11 shall not apply to:
          (i) any Lien for a tax, assessment or other governmental charge or levy so long as the payment thereof is not required by Section 9.2(a) hereof,
          (ii) any Lien securing only worker’s compensation, unemployment insurance or similar obligations,
          (iii) any mechanic’s, warehousemen’s, carrier’s or similar common law or statutory Lien incurred in the normal course of business,
          (iv) any mortgage, security interest or other Lien encumbering property of any Restricted Subsidiary for the purpose of securing any Permitted Debt owing by only that Subsidiary,
          (v) any mortgage, security interest or other Lien encumbering property of the Guarantor and securing any Indebtedness or liability of the Guarantor permitted by clause (c) of Section 9.10 or by Section 9.12 hereof,
          (vi) any Lien permitted by Section 8.05 of the Agreement,
          (vii) any Indemnification Lien granted pursuant to an Indemnity Agreement related to one or more Performance Surety Bonds permitted under this Guaranty,
          (viii) any financing statement perfecting a security interest permitted by this Section 9.11, or
          (ix) any Lien permitted by Sections 9.19(b)(i) and (vi).

          9.12. GUARANTEES. No Restricted Company will be or become a guarantor of any kind; provided, that this Section 9.12 shall not apply to:
          (a) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business,
          (b) any indemnity or guaranty of a surety bond for the performance by a customer of a Restricted Company of the customer’s obligations under a land development contract,
          (c) any guarantee by the Guarantor of a real estate loan permitted by clause (c) of Section 9.10,
          (d) subject to the limitations set forth in Section 9.19 of this Guaranty, any Completion Guaranty with respect to a real estate building project, if the Guarantor or any Company is the developer of the project or has a property interest in the project (including, but not limited to, a Non-Affiliate Construction Project),
          (e) the guarantee by the Guarantor set forth in Section 3 hereof,
          (f) any other guarantee by the Guarantor, provided, that the Guarantor’s aggregate personal liability in respect of all of such other guarantees and all Indebtedness described in subsection (a) of the definition of Indebtedness (other than any loan permitted by clauses (a) through (c), inclusive, of Section 9.10 hereof) does not exceed, and after making the guarantee in question would not exceed, Ten Million Dollars ($10,000,000),
          (g) any unsecured guarantee by the Guarantor or any Restricted Subsidiary of the equity investment or performance of a Subsidiary of the Guarantor (other than any Indebtedness of such Subsidiary incurred for borrowed money) in connection with a real estate project in favor of a partner or member, or a partnership or limited liability company in which such Subsidiary is a general partner or a member, as applicable, when the Guarantor or such Restricted Subsidiary, as the case may be, deems it to be in its best interest not to be a partner, a member, or have a direct interest in the partnership or limited liability company, as applicable,
          (h) the guarantee by the Guarantor of the obligations of Franklin Town Towers Associates located in Philadelphia, Pennsylvania, with respect to Museum Towers, in the original principal amount of Twenty Million Four Hundred Thousand Dollars ($20,400,000), provided, that such obligations shall not be amended, restated or otherwise modified without the prior written consent of the Banks,
          (i) any guarantee or indemnity by the Guarantor or any Restricted Subsidiary for fraud, misappropriation, misapplication or environmental problems,

as are usual and customary in commercial mortgage loan transactions entered into by the Guarantor and/or such Restricted Subsidiary, provided, that such a guarantee or indemnity may be given by the Guarantor or a Restricted Subsidiary, but not both (unless such Restricted Subsidiary is also the borrower in the particular commercial mortgage loan transaction), in connection with any particular commercial mortgage loan transaction,
          (j) subject to Section 9.10(k) hereof, any guarantee by the Guarantor of an unsecured Hedge Agreement permitted by Section 8.04 of the Agreement entered into by a Subsidiary of the Guarantor (other than the Borrower),
          (k) the MTA Guaranty; provided, that (i) the maximum principal amount of the Guarantor’s obligations thereunder shall not exceed $40,000,000, (ii) so long as the MTA Guaranty is outstanding and in full force and effect, the Guarantor shall maintain or cause to be maintained with a reputable insurer, an environmental liability insurance policy with respect to the real property related to the MTA Guaranty, with a self-insured retention of not more than $28,000,000 and a limit of coverage of not less than $12,000,000 to cover any remediation that may be required and (iii) the Guarantor shall not enter into or agree to enter into any amendment, supplement or other modification to the MTA Guaranty that, in the opinion of the Agents, is or would be materially adverse to the interests of the Banks,
          (l) subject to the limitations set forth in Section 9.19 of this Guaranty, any Completion Guaranty, or
          (m) the guarantee by the Guarantor in connection with the Park Creek Metropolitan District and Stapleton Land LLC located in Stapleton, Colorado, with respect to the $19,000,000 Park Creek District Subordinate Limited Property Tax Revenue Bonds, Series 2003A and the $10,000,000 Park Creek District Subordinate Limited Property Tax Revenue Bonds, Series 2003-B, provided, that such guarantee obligations shall not be amended, restated or otherwise modified without the prior written consent of the Banks.
          9.13. REDEMPTIONS, PREPAYMENTS, AND DIVIDENDS.
          (a) The Guarantor will not directly or indirectly purchase, acquire, redeem or retire any shares of its capital stock at any time outstanding or set aside funds for any such purpose, except that, from and after the Restatement Effective Date, so long as no Event of Default or violation of Section 9.14 of this Guaranty shall have occurred or will result after giving effect to such purchase, acquisition, redemption or retirement, the Guarantor may purchase, acquire, redeem or retire shares of its outstanding capital stock in an aggregate amount not to exceed Forty Million Dollars ($40,000,000) minus any amounts paid as permitted by Section 9.13(c) hereof, in any yearly period measured by the anniversary dates of the Restatement Effective Date of the Agreement thereafter,

          (b) The Guarantor will not directly or indirectly pay any principal of, make sinking fund payments in respect of or purchase any Indebtedness now or hereafter owing by the Guarantor other than any principal payment, sinking fund payment or purchase the omission of which would (or with the giving of notice or the lapse of any applicable grace period or both would) accelerate, or give anyone the right to accelerate, the maturity of such Indebtedness in accordance with the original terms thereof; provided, that, notwithstanding the foregoing, the Guarantor shall not make any payment on account of the Senior Notes or the 2006 Puttable Senior Notes in the event of and during the continuance of any Payment Default under the Agreement or this Guaranty,
          (c) The Guarantor will not directly or indirectly declare or pay any Dividends, except that, from and after the Restatement Effective Date, so long as no Event of Default shall have occurred and be continuing hereunder and no Event of Default shall have occurred and be continuing under the Agreement, the Guarantor may pay Dividends in an aggregate amount not to exceed Forty Million Dollars ($40,000,000) minus any amounts paid as permitted by Section 9.13(a) hereof, in any yearly period measured by the anniversary dates of the Restatement Effective Date of the Agreement thereafter,
          (d) The Guarantor shall not directly or indirectly exercise its optional redemption rights, under the terms of any of the Senior Notes or the Indenture, to redeem any of the Senior Notes prior to its maturity date, or to deposit monies or other assets with the trustee under the Indenture for the payment of any one or more Senior Notes or the release of restrictive covenants thereunder, by defeasance, without in each case the prior written consent of the Required Banks, except that the Guarantor may take any of the above listed actions in connection with a refinancing of the Indebtedness represented by the Senior Notes without the prior consent of the Banks, in each case only so long as such refinancing does not (i) result in an increase in the aggregate principal amount of Indebtedness of the Guarantor as of the date of such proposed refinancing, (ii) create Indebtedness that has a maturity earlier than the final maturity of the Senior Notes, (iii) create a security interest in any property of the Guarantor or any of its Subsidiaries, or (iv) result in Indebtedness that is senior to the Indebtedness owing to the Banks under this Guaranty or the Agreement. Executed copies of any and all documentation evidencing or relating to such refinancing shall be delivered to the Administrative Agent within five (5) Cleveland Banking Days of the execution of such documentation,
          (e) In the event of and during the continuance of any Event of Default under the Agreement or under this Guaranty other than a Payment Default, the Guarantor shall not cause the Borrower to declare, pay, or make, and shall not accept payment of, any Dividends in respect of Capital Stock of the Borrower, or, notwithstanding any other provision of the Agreement or this Guaranty to the contrary, any loans or advances to the Guarantor, (any such Dividends or loans are referred to herein as “Distributions”) in excess of the sum of the amount sufficient to pay, when due, all interest payments in respect of the Senior Notes and the 2006

Puttable Senior Notes and the amounts sufficient to pay, when due, all taxes of the Guarantor (collectively, “Permitted Distributions”); provided, that any Permitted Distributions shall be applied by the Guarantor strictly to the permitted uses specified above, and
          (f) Notwithstanding the provisions of Section 9.13(e) of this Guaranty, in the event and during the continuance of any Payment Default, the Guarantor shall not cause the Borrower to pay or make, and shall not accept payment of, any Distributions.
          9.14. CASH FLOW COVERAGE RATIO. The Guarantor will not permit the Cash Flow Coverage Ratio, at any time, to be less than 2.25:1.00.
          9.15. CONSOLIDATED GAAP SHAREHOLDERS’ EQUITY. The Guarantor will not permit the Consolidated GAAP Shareholders’ Equity to be less than (a) on the Restatement Effective Date, Seven Hundred Seventy-Five Million Dollars ($775,000,000) and (b) at any date of determination thereafter, the sum of (i) Seven Hundred Seventy-Five Million Dollars ($775,000,000), plus (ii) one hundred percent (100%) of the cash proceeds from any sale or issuance of equity, plus (iii) fifty percent (50%) of the Guarantor’s consolidated GAAP net income, in each case, for the year-to-date period ended on such Fiscal Quarterly Date.
          9.16. ENVIRONMENTAL COMPLIANCE. The Guarantor will comply with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which the Guarantor or any Restricted Subsidiary owns property, operates, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. The Guarantor will furnish to the Banks promptly after receipt thereof a copy of any notice the Guarantor or any Restricted Subsidiary may receive from any governmental authority, private person or entity or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against the Guarantor or such Restricted Subsidiary, any real property in which the Guarantor or such Restricted Subsidiary holds any interest or any past or present operation of the Guarantor or such Restricted Subsidiary. The Guarantor will not knowingly allow the storage, release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which the Guarantor holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. The Guarantor shall defend, indemnify and hold the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of the Guarantor or any Restricted Subsidiary with any Environmental Law, provided, that, so long as and to the extent that the Banks are not required to make any payment or suffer to exist any unsatisfied judgment, order, or assessment against them, the Guarantor may pursue rights of appeal to comply with such Environmental Laws. In any case of noncompliance with any Environmental Law by a Restricted Subsidiary, the Banks’ recourse for such indemnity herein shall be limited solely to the property of the Restricted Subsidiary holding title to the property involved in such noncompliance and such recovery shall not be a lien, or a basis of a claim of lien or levy of execution, against either the Guarantor’s general assets or the general assets of any of its Restricted Subsidiaries.
          9.17. PLAN. Neither the Guarantor nor any Restricted Subsidiary will suffer or permit any Plan to be amended if, as a result of such amendment, the current liability under the Plan is increased to such an extent that security is required pursuant to Section 307 of the Employee Retirement Income Security Act of 1974, as amended from time to time. As used herein, “current liability” means current liability as defined in Section 307 of such Act.
          9.18. ANTI-TERRORISM LAWS. Neither the Guarantor nor any of its Subsidiaries shall be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of any Persons specified therein or that prohibits or limits any Bank or Agent from making any advances or extensions of credit to the Guarantor or from otherwise conducting business with the Guarantor.
          9.19. CROSS COLLATERALIZATION AND CROSS DEFAULTS.
          (a) Except as expressly permitted by this Section 9.19, neither the Guarantor nor any Restricted Company will (i) cross-default or agree to cross-default any Permitted Debt to this Guaranty or the Debt; (ii) agree to any financial covenants based on the performance of the Guarantor under any other Permitted Debt (other than the Debt); or (iii) cross-collateralize, or agree to cross-collateralize Permitted Debt (other than the Debt) owing to any one lender under one or more different loan agreements or arrangements, provided, that the cross-defaulted and/or cross-collateralized Indebtedness set forth on Schedule 9.19, dated as of March 22, 2004 (a copy of which is attached hereto) shall be permitted, provided, further, that such Schedule 9.19 shall not be amended or otherwise modified after the Restatement Effective Date without the prior written consent of the Administrative Agent.
          (b) Notwithstanding Section 9.19(a) above:
     (i) with respect to construction projects that are constructed in multiple phases and/or stabilized properties, any Restricted Company shall be permitted to cross-default and/or Cross-Collateralize any Permitted Debt with other Permitted Debt (other than, in each case, the Debt), but only if the phases to be Cross-Collateralized and/or cross-defaulted consist of a single identifiable project;
     (ii) under a Completion Guaranty granted by the Guarantor to a construction lender, the Guarantor shall be permitted to agree to a financial covenant solely with respect to the Guarantor’s net worth, but only if (A) the Indebtedness related to such Completion Guaranty is in excess of One Hundred Million Dollars ($100,000,000), (B) the Indebtedness related to such Completion Guaranty has a maturity of two (2) years or greater, not including extensions, (C) any net worth financial covenant is calculated in substantially the same manner as the covenant set forth in Section 9.15 of this Guaranty and requires a net worth for the Guarantor of not more than Two Hundred Seventy Five Million Dollars ($275,000,000) and (D) the aggregate of all Indebtedness subject to such Completion Guaranties shall not exceed Four Hundred Million Dollars ($400,000,000), exclusive of the Indebtedness incurred in connection with the projects set forth on Schedule 9.19 to this Guaranty;
     (iii) under any Completion Guaranty granted by the Guarantor that contains the net worth financial covenant referred to in Section 9.19(b)(ii) above, (A) the construction lender shall not be permitted to call upon such Completion Guaranty due solely to a violation of such net worth financial covenant and (B) the construction lender shall only be permitted to call upon such Completion Guaranty if the project is not performing (i.e. not on budget and/or schedule);
     (iv) with respect to Hedge Agreements permitted by this Guaranty, the related documentation may provide that an Event of Default will constitute an event of default under such Hedge Agreement, provided, that the Hedge Agreement also provides that the counterparty may not terminate or exercise any remedy under the Hedge Agreement on account of any Event of Default unless (A) the Banks have provided a written notice of the Event of Default to the Borrower, (B) all applicable cure periods have lapsed without the Event of Default being cured and (C) the Banks may accelerate the maturity of the Revolving Loans on the basis of the Event of Default;
     (v) the Indenture, the 2006 Indenture and the documents evidencing the Puttable Notes Hedge and Warrant Transactions may provide that a default by the Borrower or the Guarantor in the payment of any portion of principal of the Debt when due and payable after the expiration of any applicable grace period that results in the Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or the failure of the Borrower or the Guarantor to pay any portion of the principal of the Debt when due and payable at maturity or by acceleration, constitutes a default under the Indenture, the 2006 Indenture or the Puttable Notes Hedge and Warrant Transactions, as applicable, and
     (vi) to the extent Permitted Debt of the Borrower or any Subsidiary of the Borrower may be secured under Section 8.05 of the Agreement, the Guarantor may provide cash or letters of credit as additional collateral to secure such Permitted Debt.
          9.20. OWNERSHIP OF LAND. The Guarantor shall not, and shall not permit any Restricted Subsidiary to purchase, lease or otherwise acquire any real property of any kind after the Restatement Effective Date, other than any real property to be used only for the business of the Guarantor or any such Restricted Subsidiary, in each case, as such business has been conducted prior to the Restatement Effective Date.
          9.21. PERMITTED NON-AFFILIATE LOAN REPORTS. Within forty-five (45) days after each Fiscal Quarterly Date, the Guarantor will furnish to each Bank a report setting forth (a) each Permitted Non-Affiliate Loan that is outstanding as of such Fiscal Quarterly Date and (b) for the three year period ending on such Fiscal Quarterly Date, the aggregate amount of gain deferred for federal income tax purposes on the consolidated return of the Guarantor in connection with any Non-Affiliate Construction Projects, and, if requested by the Agents or any Bank, accompanied by all applicable tax forms filed or to be filed in connection with such Non-Affiliate Construction Projects.
          10. DEFAULT; REMEDIES. The Guarantor shall be in default hereunder in the event that any of the following (each an “Event of Default”) shall occur or exist:
          (a) Any representation or warranty made by the Guarantor, or any of its officers, herein, or in any written statement or certificate furnished at any time in connection herewith, shall prove untrue in any material respect as of the date it was made, or
          (b) The Guarantor shall fail to observe, perform, or comply with any obligation, covenant, agreement, or undertaking of the Guarantor set forth in Sections 3, 9.5, 9.8, 9.13, 9.14 and/or 9.15 hereof, or
          (c) The Guarantor shall fail to observe, perform, or comply with any obligation, covenant, agreement, or undertaking of the Guarantor set forth in any section or provision hereof other than those identified specifically in subsections (a) and (b) above and the Guarantor shall not have corrected such failure within thirty (30) days after the giving of written notice thereof to the Guarantor by the Administrative Agent or any Bank that the specified failure is to be corrected, or
          (d) The Guarantor and/or any Restricted Subsidiary defaults in any payment of principal or interest due and owing upon any Indebtedness in excess of $1,000,000, or, in the case of the Guarantor, in the payment or performance of any obligation permitted to be outstanding or incurred pursuant to Sections 9.10 and/or 9.12 hereof in excess of $1,000,000, beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, if the effect of such default is to accelerate the maturity of the related Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity or foreclose on any Lien on property of the Guarantor securing the same, except that defaults in payment or performance of non-recourse obligations of the Guarantor or any Restricted Subsidiary shall not constitute Events of Default under this Section 10(d) unless such defaults have, individually or in the aggregate, a material adverse effect on the business or financial condition of the Guarantor; provided, that it shall be an Event of Default hereunder if any default occurs (after giving effect to any applicable grace period) under (i) the Senior Notes permitted by

Section 9.10(h) of this Guaranty or under the Indenture or (ii) the 2006 Puttable Senior Notes or under the 2006 Indenture, or
          (e) (i) any Restricted Subsidiary shall (A) generally not pay its debts as such debts become due, or (B) make a general assignment for the benefit of creditors, or (C) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of itself or all or a substantial part of its assets, or (D) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (E) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (F) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of itself or of all or a substantial part of its assets, or (G) take or omit to take any other action in order thereby to effect any of the foregoing or (H) fail to pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or its income, profits, or properties, and/or all lawful claims for labor, materials, and supplies, which, if unpaid, might become a Lien or charge against such properties, in all cases before the same shall become in default, or (I) fail to comply with any and all Environmental Laws applicable to such Subsidiary, its properties, or activities, or (J) fail to observe, perform, or fulfill any of its obligations, covenants or conditions contained in any decree, order, judgment, or instrument to which such Subsidiary is a party or by which it or its assets are bound, and (ii) any such event or events described in (i) above shall in the reasonable judgment of the Banks have a material adverse effect on the business or financial condition of the Guarantor, or
          (f) An Event of Default specified in Article X of the Agreement shall have occurred and be continuing, or
          (g) The Guarantor shall (i) make a general assignment for the benefit of creditors, (ii) file a voluntary petition under any chapter or provision of Title 11 United States Code (Bankruptcy), as from time to time in effect (the “Bankruptcy Code”) or a petition or answer seeking reorganization of the Guarantor or a readjustment of its Indebtedness under the Bankruptcy Code or any other federal or state law providing for relief of debtors, reorganization, liquidation, or arrangements with creditors, (iii) consent to the appointment of a receiver or trustee of its properties, or (iv) cease to be or be unable to pay its debts generally as they become due, or
          (h) Relief shall be ordered against the Guarantor as debtor in any involuntary case under the Bankruptcy Code, or a petition or proceedings for bankruptcy or for reorganization shall be filed against the Guarantor under the Bankruptcy Code or any other federal or state law providing for relief of debtors, reorganization, liquidation, or arrangements with creditors, and the Guarantor shall admit the material allegations thereof, or an order, judgment or decree entered therein shall not be vacated or stayed within thirty (30) days of its entry, or a receiver or trustee shall be appointed for the Guarantor or its properties or any part thereof and remain in possession thereof for thirty (30) days, or
          (i) The Guarantor defaults in the performance of any obligation in the Subordination Agreement or in the performance of any other agreement, covenant, term or condition in the Subordination Agreement, then, in any such event (other than an Event of Default referred to in Section 10(g) or 10(h) above), and at any time thereafter, the Administrative Agent and/or the Required Banks may at their option, by written notice delivered or mailed to the Guarantor, do any one or more of the following: (a) declare the Debt to be immediately due and payable, and upon any such declaration such Debt shall become and be forthwith due and payable by Guarantor without any further notice, presentment, or demand of any kind, all of which are expressly waived by the Guarantor, or (b) require the Guarantor to purchase the Debt at par value, without recourse, within ten (10) days after such notice, by paying to the Administrative Agent, in immediately available U.S. funds, an amount equal to the unpaid principal amount then outstanding on the Notes and any other matured or unmatured Debt owing to the Banks, plus the unpaid accrued interest on the Notes at the rate or rates determined in accordance with the Agreement. If any Event of Default referred to in Section 10.07(e), 10.07(f) or 10.07(g) of the Agreement or any Event of Default referred to in Section 10(g) or 10(h) of this Guaranty shall occur, the Debt shall become and thereafter be immediately due and payable by the Guarantor without any presentment, demand, or notice of any kind, all of which are hereby waived by the Guarantor. The foregoing rights, powers, and remedies of the Administrative Agent and the Banks are not exclusive and are in addition to any and all other rights, powers, and remedies provided for hereunder (including, without limitation, under Section 13 hereof), at law, and/or in equity. The exercise by the Administrative Agent and/or the Banks of any right, power, or remedy shall not waive or preclude the exercise of any other rights, powers, and/or remedies.
          11. MISCELLANEOUS. The foregoing rights, powers, and remedies of the Administrative Agent and the Banks are not exclusive and are in addition to any and all other rights, powers, and remedies provided for hereunder, at law, and/or in equity. The exercise by the Administrative Agent and/or the Banks of any right, power, or remedy shall not waive or preclude the exercise of any other rights, powers, and/or remedies. This Guaranty shall bind the Guarantor and its successors and assigns and shall inure to the benefit of the Agents and the Banks and their respective successors and assigns including (without limitation) each holder of any Note. The provisions of this Guaranty and the respective rights and duties of the Guarantor and the Agents and/or the Banks hereunder shall be interpreted and determined in accordance with Ohio law, without regard to principles of conflict of laws. If at any time one or more provisions of this Guaranty is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Guaranty constitutes a final written expression of all of the terms of this Guaranty, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations, and prior writings, if any, with respect to the subject matter hereof. The relationship between the Guarantor and the Agents and/or the Banks with respect to this Guaranty is and shall be solely that of debtor and creditor, respectively, and the Agents and/or the Banks have no fiduciary obligation to the Guarantor with respect to this Guaranty or the transactions contemplated thereby. All representations and warranties of the Guarantor shall survive the execution and delivery of this Guaranty and be and remain true and correct until this Guaranty is discharged. Captions herein are for convenient reference only and shall have no effect on the interpretation of any provision hereof. The Guarantor acknowledges that it, either directly or indirectly through its representatives, has participated in the drafting of this Guaranty, and any applicable rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Guaranty.
          12. JURY TRIAL WAIVER. THE GUARANTOR WAIVES THE RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN OR AMONG THE GUARANTOR AND THE AGENTS, THE BANKS, AND/OR THE BORROWER ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT, THIS GUARANTY, OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO.
          13. NOTICES. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile, transmission or cable communication) and mailed, telexed, telegraphed, facsimile transmitted, cabled or delivered, if to the Guarantor, addressed to it at the address specified on the signature pages of this Guaranty, if to a Bank, addressed to the address of such Bank specified on the signature pages of the Agreement and if to the Agents, addressed to them at the address of the Administrative Agent or the Syndication Agent, as applicable, specified on the signature pages of the Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail or delivered to a telegraph company, addressed as aforesaid, except that notices from the Guarantor to the Agents or the Banks pursuant to any of the provisions hereof shall not be effective until received by the Agents or the Banks.
          14. CONSENT TO JURISDICTION. The Guarantor agrees that any action or proceeding to enforce or arising out of this Guaranty may be commenced in the Court of Common Pleas for Cuyahoga County, Ohio or in the District Court of the United States for the Northern District of Ohio, and the Guarantor waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction over the Guarantor if served to the Guarantor at the address listed opposite the signature of the Guarantor at the end of this Guaranty or as otherwise provided by the laws of the State of Ohio or the United States.
          15. ENTIRE AGREEMENT. This Guaranty and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
          16. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default if such action is taken or condition exists.
          17. GENERAL LIMITATION OF LIABILITY. No claim may be made by the Guarantor or any Subsidiary of the Guarantor, against the Agent, the Syndication Agent, any Co-Documentation Agent or any Bank or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Credit Agreement, the Notes, this Guaranty or any other Related Writing, or any act, omission or event occurring in connection therewith; and the Guarantor, hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
[Remainder of page intentionally left blank; signature page follows]

          IN WITNESS WHEREOF, the Guarantor, by an officer thereunto duly authorized, has caused this Guaranty to be executed as of the date set forth above.

Address: 1100 Terminal Tower	FOREST CITY ENTERPRISES, INC.
Cleveland, Ohio 44113	By:	/s/ THOMAS G. SMITH
Thomas G. Smith
Executive Vice President, Chief Financial Officer and Secretary

[Signature page of Amended and Restated Guaranty]